PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust MLP and Energy Income Fund and First Trust Energy Income and Growth Fund and First Trust Energy Infrastructure Fund and First Trust New Opportunities MLP & Energy Fund

WHEATON, IL — (BUSINESS WIRE) — November 17, 2021 — First Trust Advisors L.P. (“FTA”) announced today that Energy Income Partners, LLC (“EIP”), investment sub-advisor for FEN (NYSE - U.S.A. - NYSE American - U.S.A. - NYSE - U.S.A. - NYSE: FEI) and FIF (NYSE - U.S.A. - NYSE American - U.S.A. - NYSE - U.S.A. - NYSE: FEN) and FEI (NYSE - U.S.A. - NYSE American - U.S.A. - NYSE - U.S.A. - NYSE: FIF) and FPL (NYSE - U.S.A. - NYSE American - U.S.A. - NYSE - U.S.A. - NYSE: FPL) (each a “Fund” or collectively, the “Funds”), will release an update on the market and the Funds for financial professionals and investors. The update will be available Friday, November 19, 2021, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, December 19, 2021. To listen to the update, follow these instructions:

-- Dial: 888-203-1112; International 719-457-0820; and Passcode #2484809. The update will be available from Friday, November 19, 2021, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, December 19, 2021.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $218 billion as of October 31, 2021 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

EIP provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of October 31, 2021, EIP managed or supervised approximately $4.6 billion in client assets.

Principal Risk Factors: Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund's investment objectives will be achieved. The Fund may not be appropriate for all investors.

Securities held by a fund, as well as shares of a fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. While the development of vaccines has slowed the spread of the virus and allowed for the resumption of "reasonably" normal business activity in the United States, many countries continue to impose lockdown measures in an attempt to slow the spread. Additionally, there is no guarantee that vaccines will be effective against emerging variants of the disease.

Because the Funds are concentrated in securities issued by MLPs, MLP-related entities, and other energy and utilities companies, they will be more susceptible to adverse economic or regulatory occurrences affecting those industries, including high interest costs, high leverage costs, the effects of economic slowdown, surplus capacity, increased competition, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The Funds invest in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The Funds' use of derivatives may result in losses greater than if they had not been used, may require the Funds to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Funds can realize on an investment, or may cause the Funds to hold a security that they might otherwise sell.

There can be no assurance as to what portion of FIF's distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.